News Release

Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES FIRST-QUARTER 2011 FINANCIAL RESULTS

* CONTINUED STRENGTHENING OF BALANCE SHEET; $211 MILLION DEBT REDUCTION IN 1Q; ADDITIONAL $179 MILLION DEBT REDUCTION IN APRIL
* PRE-TAX LOSS OF $7.8 MILLION INCLUDES PREVIOUSLY ANNOUNCED $31.8 MILLION CHARGE RELATED TO 1Q DEBT REDUCTION
* 1Q RESULTS IMPACTED BY $50 MILLION REVENUE DECLINE IN U.S. FEDERAL BUSINESS

BLUE BELL, Pa., April 25, 2011 - Unisys Corporation (NYSE: UIS) today reported a first-quarter 2011 net loss of $39.4 million, or a loss of 95 cents per diluted share, which included a previously announced charge of $31.8 million related to debt reduction. In the first quarter of 2010, the company reported a net loss of $11.6 million, or a loss of 27 cents per diluted share.

Revenue in the first quarter declined 7 percent to $911 million compared with $977 million in the year-ago quarter. The decline was primarily attributable to a $50 million reduction in revenue from the U.S. Federal government resulting from the ending of the Transportation Security Administration contract as well as constrained agency spending related to the U.S. government budget uncertainty. Foreign currency fluctuations had a two percentage-point positive impact on revenue in the quarter.

"Our first-quarter results were negatively impacted by greater than anticipated softness in our U.S. Federal business associated with the budget impasse in Washington," said Unisys Chairman and CEO Ed Coleman. "Outside of our Federal business, IT outsourcing revenue grew 9 percent, marking the fifth consecutive quarter of year-over-year growth. Sales of our ClearPath systems again grew following full-year growth in 2010. In addition, we significantly strengthened our balance sheet over the last 60 days by reducing our debt by $390 million and cutting our annual interest expense in half.

"Going forward, we are confident in our strategy and are focused on achieving our three-year financial goals," Coleman said. "We believe that as a result of the work we've done in recent years to refocus our business model and reduce our costs, Unisys today has the skills, portfolio, and cost structure needed to compete successfully and help clients address, and take advantage of, the disruptive technology trends that are reshaping the IT market."

COMPANY HIGHLIGHTS
The company's profit margins in the first quarter of 2011 were impacted by the lower revenue in the U.S. Federal business and a $9 million year-over-year increase in pension expense. First-quarter 2011 gross profit margin was 22.8 percent, down from 24.1 percent a year ago. Operating expenses (selling, general and administrative expenses plus research and development) declined 6 percent from the year-ago quarter. First-quarter 2011 operating profit was $41.9 million, or 4.6 percent of revenue, compared to $58.5 million, or 6.0 percent of revenue, in the first-quarter 2010.

The company reported a first-quarter 2011 pre-tax loss from continuing operations of $7.8 million compared with a pre-tax loss of $4.9 million in the year-ago quarter. The current quarter included a $31.8 million charge related to debt reduction, and the prior-year quarter included $35.4 million of foreign exchange losses. Due to the company's tax valuation allowances, neither of these charges had a significant tax benefit associated with them.

The company reported a first-quarter 2011 net loss from continuing operations of $36.0 million compared with a net loss of $16.1 million in the prior-year quarter. The provision for taxes in the first quarter of 2011 increased by $17 million compared with the year-ago quarter, reflecting a different geographic mix of business.

BUSINESS SEGMENT HIGHLIGHTS
First-quarter 2011 services revenue declined 6 percent from the prior-year quarter. Services revenue outside of the U.S. Federal business was essentially flat with the first quarter of 2010. Reflecting the impact of lower revenue in the U.S. Federal business, the company reported a first-quarter 2011 services gross profit margin of 18.0 percent compared with 18.4 percent a year ago while services operating profit margin declined to 4.0 percent compared with 4.7 percent a year ago.

Services backlog at March 31, 2011 of $5.8 billion increased 2 percent from the first quarter of 2010 and was flat with services backlog at December 31, 2010. First-quarter services orders showed double-digit declines in the quarter primarily reflecting significant order declines in the U.S. Federal business.

First-quarter 2011 technology revenue declined 13 percent from the prior-year quarter, as growth in ClearPath revenue was more than offset by declines in other technology revenue. The company reported a technology gross profit margin of 51.1 percent compared with 52.0 percent in the year-ago quarter. Technology operating profit margin declined to 10.9 percent compared with 13.3 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $28 million of cash from operations in the first quarter of 2011. This compared with operating cash usage of $28 million in the first quarter of 2010, which included a $100 million reduction in receivables sold through the company's U.S. accounts receivable securitization facility.

Capital expenditures in the first quarter of 2011 declined to $43 million compared with $69 million in the year-ago quarter. The company used $15 million of free cash (cash provided by operations less capital expenditures) in the first quarter of 2011. This compared with free cash usage of $97 million in the year-ago quarter, which included the $100 million impact of reduction in securitized receivables.

At March 31, 2011, Unisys reported total debt of $619 million and a cash balance of $833 million.

As previously announced, during the first quarter Unisys issued 2,587,500 shares of mandatory convertible preferred stock at an initial liquidation preference of $100 per share. The company used the net proceeds to redeem principal amounts of $124.7 million of its 12 3/4% Senior Secured Notes due 2014 and $86.3 million of its 14 1/4% Senior Secured Notes due 2015.

Also as previously announced, on April 11, Unisys successfully completed a cash tender offer for principal amounts of $134.8 million of its 14 1/4% Senior Secured Notes due 2015 and $44.1 million of its 12 3/4% Senior Secured Notes due 2014.


CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

About Unisys
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; the company's ability to use its U.S. federal net operating loss carryforwards and other tax attributes; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0425/9034

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                                           Three Months
                                          Ended March 31
                                       -------------------
                                         2011       2010*
Revenue                                --------   --------
  Services                               $800.3     $850.5
  Technology                              110.9      126.9
                                       --------   --------
                                          911.2      977.4
Costs and expenses
  Cost of revenue:
    Services                              654.5      687.6
    Technology                             48.5       54.6
                                       --------   --------
                                          703.0      742.2
Selling, general
  and administrative                      146.0      155.9
Research and development                   20.3       20.8
                                       --------   --------
                                          869.3      918.9
                                       --------   --------
Operating profit                           41.9       58.5

Interest expense                           25.9       26.5
Other income (expense), net               (23.8)     (36.9)
                                       --------   --------
Loss  from continuing operations
  before income taxes                      (7.8)      (4.9)
Provision for income taxes                 28.2       11.2
                                       --------   --------
Consolidated net loss
  from continuing operations              (36.0)     (16.1)
Net income attributable to
  noncontrolling interests                 (3.4)      (1.2)
                                       --------   --------
Net loss from continuing operations
  attributable to Unisys Corporation      (39.4)     (17.3)
Income from discontinued
  operations, net of taxes                  -          5.7
                                       --------   --------
Net loss attributable to
  Unisys Corporation                      (39.4)     (11.6)
Dividends on preferred shares               1.4        -
                                       --------   --------
Net loss attributable to Unisys
  Corporation common shares              ($40.8)    ($11.6)
                                       ========   ========
Earnings (loss) per common share
  attributable to Unisys Corporation
Basic
  Continuing operations                ($   .95)   ($  .40)
  Discontinued operations                   .00        .13
                                       --------   --------
      Total                            ($   .95)   ($  .27)
                                       ========   ========
Diluted
  Continuing operations                ($   .95)   ($  .40)
  Discontinued operations                   .00        .13
                                       --------   --------
      Total                            ($   .95)   ($  .27)
                                       ========   ========
Shares used in the per share
  computations (thousands):
  Basic                                  42,836     42,398
  Diluted                                42,836     42,398

* Reclassified for discontinued operations

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
March 31, 2011
------------------
Customer revenue        $911.2                $800.3      $110.9
Intersegment                       ($21.6)       0.9        20.7
                      --------   --------   --------    --------
Total revenue           $911.2     ($21.6)    $801.2      $131.6
                      ========   ========   ========    ========
Gross profit percent     22.8%                 18.0%       51.1%
                      ========              ========    ========
Operating profit
  percent                 4.6%                  4.0%       10.9%
                      ========              ========    ========
Three Months Ended
March 31, 2010*
------------------
Customer revenue        $977.4                $850.5      $126.9
Intersegment                       ($23.1)       0.9        22.2
                      --------   --------   --------    --------
Total revenue           $977.4     ($23.1)    $851.4      $149.1
                      ========   ========   ========    ========
Gross profit percent     24.1%                 18.4%       52.0%
                      ========              ========    ========
Operating profit
  percent                 6.0%                  4.7%       13.3%
                      ========              ========    ========

* Reclassified for discontinued operations

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                         March 31,   December 31,
                                           2011         2010
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $833.1       $828.3
Accounts and notes receivable, net           732.8        789.7
Inventories
   Parts and finished equipment               42.4         44.8
   Work in process and materials              39.1         44.1
Deferred income taxes                         33.2         40.7
Prepaid expense and other
 current assets                              125.7        127.8
                                        ----------   ----------
Total                                      1,806.3      1,875.4
                                        ----------   ----------
Properties                                 1,363.9      1,339.0
Less accumulated depreciation
  and amortization                         1,144.4      1,119.3
                                        ----------   ----------
Properties, net                              219.5        219.7
                                        ----------   ----------
Outsourcing assets, net                      163.2        162.3
Marketable software, net                     137.8        143.8
Prepaid postretirement assets                 35.0         31.2
Deferred income taxes                        174.6        179.6
Goodwill                                     199.3        197.9
Other long-term assets                       213.6        211.0
                                        ----------   ----------
Total                                     $2,949.3     $3,020.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt          $0.8         $0.8
Accounts payable                             273.4        260.7
Deferred revenue                             537.6        556.3
Other accrued liabilities                    446.9        518.9
                                        ----------   ----------
Total                                      1,258.7      1,336.7
                                        ----------   ----------
Long-term debt                               618.5        823.2
Long-term postretirement liabilities       1,482.2      1,509.2
Long-term deferred revenue                   157.5        149.4
Other long-term liabilities                  124.5        136.2
Commitments and contingencies
Total stockholders' deficit                 (692.1)      (933.8)
                                        ----------   ----------
Total                                     $2,949.3     $3,020.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                             Three Months Ended
                                                   March 31
                                             -------------------
                                               2011        2010
Cash flows from operating activities         --------   --------
Consolidated net loss from
 continuing operations                         ($36.0)    ($16.1)
Income from discontinued operations,
 net of taxes                                       -        5.7
Add (deduct) items to reconcile
 consolidated net loss to net cash
 provided by (used for) operating activities:
Foreign currency transaction loss                   -       19.9
Loss on debt extinguishment                      31.8          -
Employee stock compensation                       6.3        4.9
Company stock issued for U.S. 401(k) plan         3.6          -
Depreciation and amortization of properties      17.1       20.5
Depreciation and amortization of
 outsourcing assets                              18.7       30.2
Amortization of marketable software              17.4       16.2
Disposals of capital assets                        .4        2.7
Loss on sale of businesses and assets              .3        2.8
Decrease in deferred income taxes, net           12.3        1.2
Decrease in receivables, net                     74.1       21.3
Decrease (increase) in inventories                8.7       (3.6)
Decrease in accounts payable
 and other accrued liabilities                 (110.3)     (85.8)
Decrease in other liabilities                    (6.2)     (24.7)
Increase in other assets                         (8.8)     (24.5)
Other                                            (1.0)        .9
                                              -------    -------
Net cash provided by (used for)
 operating activities                            28.4      (28.4)
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                       84.8      107.8
 Purchases of investments                       (83.5)    (108.3)
 Restricted deposits                               .2         .5
 Investment in marketable software              (11.4)     (14.8)
 Capital additions of properties                (15.0)     (14.8)
 Capital additions of outsourcing assets        (17.0)     (39.0)
 Net proceeds from sale of
  businesses and assets                          (5.2)       4.4
                                              -------    -------
Net cash used for investing activities          (47.1)     (64.2)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                         250.4          -
 Payments of long-term debt                    (239.3)     (64.9)
 Dividends paid to noncontrolling interests       (.4)         -
 Proceeds from exercise of stock options          1.3        1.1
 Net proceeds from short-term borrowings            -        1.8
 Financing fees                                     -        (.1)
                                              -------    -------
Net cash provided by (used for)
 financing activities                            12.0      (62.1)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                            11.5      (24.4)
                                              -------    -------
Increase (decrease) in cash and
 cash equivalents                                 4.8     (179.1)
Cash and cash equivalents, beginning of
 period                                         828.3      647.6
                                              -------    -------
Cash and cash equivalents, end of period       $833.1     $468.5
                                              =======    =======